Exhibit 99.1

Dex One Corporation Announces Cash Tender Offer for a Portion of Its Outstanding 12% / 14% Senior Subordinated Notes Due 2017

CARY, N.C.--(BUSINESS WIRE)--March 20, 2012--Dex One Corporation (NYSE:DEXO) today announced the commencement of a cash tender offer to purchase the maximum aggregate principal amount of its outstanding 12% / 14% Senior Subordinated Notes due 2017 (the “Notes”) that it can purchase for $26.0 million, excluding cash in lieu of accrued interest on the Notes accepted for purchase calculated from March 31, 2012 through but not including the payment date at a rate of 12% per annum.

The tender offer is being made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated as of March 20, 2012. The tender offer will expire at 9:00 a.m., New York City time, on April 19, 2012 (as such time and date may be extended or earlier terminated, the “Expiration Date”). Notes validly tendered may be validly withdrawn at or prior to 9:00 a.m., New York City time, on April 19, 2012 (as such time and date may be extended).

As of March 20, 2012, the outstanding aggregate principal amount of the Notes is $300.0 million. On April 2, 2012, the next interest payment date for the Notes (the “Interest Payment Date”), the outstanding aggregate principal amount of the Notes is expected to increase to $310.5 million as a result of Dex One electing its option to pay 50% of the interest payment due on the Interest Payment Date in the form of additional Notes, in accordance with the terms of the related indenture.

The “total consideration” for Notes validly tendered and not validly withdrawn on or prior to the Expiration Date and accepted by Dex One for purchase will be calculated per $1,000 principal amount of Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date and accepted for purchase by Dex One pursuant to a modified “Dutch Auction,” as described in the Offer to Purchase. The purchase price range for Notes accepted for purchase, as described in the Offer to Purchase, will be $270 to $300 per $1,000 principal amount of such Notes plus an amount in cash in lieu of the accrued and unpaid interest on such Notes, calculated at a rate of 12% per annum (the applicable rate for interest payments on the Notes made solely in cash) on the aggregate principal amount of such Notes from March 31, 2012 to, but not including, the payment date. Dex One expects the payment date to be not later than the third New York Stock Exchange trading day following the Expiration Date.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The tender offer is contingent upon the satisfaction of certain conditions, as described in the Offer to Purchase. Full details of the terms and conditions of the tender offer are included in the Offer to Purchase.

Requests for documents relating to the tender offer (including the Offer to Purchase and the Letter of Transmittal) may be directed to D.F. King & Co., Inc., the Information Agent and the Tender Agent, at (800) 549-6650 (Toll-Free) or (212) 269-5550. Houlihan Lokey will act as Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to the Liability Management Group of Houlihan Lokey at (212) 497-7864.

About Dex One Corporation

Dex One Corporation (NYSE: DEXO) is a leading marketing solutions provider helping local businesses and their customers connect wherever and whenever they choose to search.

Building on its heritage of delivering print-based solutions, the company provides integrated products and services to help its clients establish their digital presence and generate leads. Dex One’s locally based marketing experts offer a broad network of local marketing solutions including online, mobile and print search solutions, such as DexKnows.com. For more information, visit www.DexOne.com.

Certain statements contained in this press release regarding the tender offer, including whether or when the tender offer will be consummated and the purchase price for the Notes and any other statements not constituting historical fact are “forward-looking statements.” All forward-looking statements reflect only Dex One’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

CONTACT:
Dex One Corporation
Media Contact:
Chris Hardman, 303-784-1351
chris.hardman@dexone.com
or
Investor Contact:
Jamie Andelman, 800-497-6329
invest@dexone.com